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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE


               PRISON REALTY AND PACIFIC LIFE TERMINATE AGREEMENT; PRISON REALTY TO MERGE WITH CORRECTIONS CORPORATION OF AMERICA

        NASHVILLE, Tenn., June 30, 2000 /PRNewswire/ - Prison Realty Trust, Inc. (NYSE: PZN) announced today that the Company, together with its primary tenant Corrections Corporation of America, or CCA, and the two related service companies, and Pacific Life Insurance Company ("Pacific Life") have mutually terminated the securities purchase agreement entered into by the companies and Pacific Life regarding a series of previously announced restructuring transactions involving Pacific Life. The Company reached agreement with Pacific Life on the mutual termination after considering, among other things, the Company's ability to satisfy certain conditions contained in the securities purchase agreement and the timing requirements under the terms of the Company's recently amended bank indebtedness.

        "While we are grateful to Pacific Life for its long-standing relationship with the Company and its predecessors and its willingness to step forward with an alternative during this crucial period in the Company's history, we believe that, given the fact that Pacific Life was not satisfied with the terms of the Company's recently announced Waiver and Amendment of its $1.0 billion senior secured bank credit facility and the Company's need to comply with the timing requirements contained in the Waiver and Amendment, the Company and its shareholders are better served by terminating the agreement with Pacific Life and proceeding with a restructuring on a stand-alone basis," said interim Chairman Thomas W. Beasley. Officials of the Nashville-based owner and developer of prisons and jails said there is no financial penalty connected with the mutual termination of the Pacific Life agreement.

        In connection with the mutual termination of the Pacific Life securities purchase agreement, the Company's board of directors determined to pursue a restructuring of the Company as provided for and required by the Waiver and Amendment including:

- the merger of the Company with its primary tenant, Corrections Corporation of America, or CCA, for non-cash consideration on or before September 15, 2000;

- the Company's election to be taxed as a C corporation, rather than as a REIT, for federal income tax purposes commencing with its 2000 taxable year; and

- the selection of new senior management of the Company through the appointment of a new chief executive officer and a new chief financial officer.

        In connection with this restructuring, the Company and CCA have entered into an agreement and plan of merger providing for the merger of CCA with and into a wholly-owned subsidiary of the Company. A copy of the merger agreement will be included as an exhibit to the Company's Current Report on Form 8-K to be filed with the SEC. Under the terms of the agreement, the Company will issue approximately $10.6 million in shares of its common stock in the merger to


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existing management and employee shareholders of CCA. In addition, immediately prior to the merger, Prison Realty has agreed to purchase the shares of CCA common stock held by Baron, a CCA outside shareholder, for (i) $8.0 million in shares of Prison Realty's common stock and (ii) warrants to purchase $3.0 million in shares of Prison Realty's common stock. The Company is currently in negotiations with Sodexho, the other outside shareholder of CCA, with respect to Prison Realty's proposed purchase of shares of CCA common stock held by Sodexho prior to the merger.

        Under the proposed restructuring, the Company will not merge with its two private service companies, Prison Management Services, Inc. and Juvenile and Jail Facility Management Services, Inc. As such, the Company's existing relationship with the service companies, who operate and manage certain government-owned adult prison and juvenile detention centers and jails, will remain in place. The Waiver and Amendment permits the Company to merge with the two private service companies in the future for non-cash consideration not to exceed $12.6 million. The Company has initiated discussions with PMSI and JJFMSI regarding a proposed combination with Prison Realty under the terms of the Waiver and Amendment.

        The Company intends to elect to be taxed as a REIT with respect to its 1999 taxable year. As provided for under the terms of the Waiver and Amendment, the Company currently intends to satisfy its remaining REIT distribution requirements with respect to its 1999 taxable year through the issuance of convertible preferred securities to its existing common shareholders.

        "Returning to C corporation status provides a simplified and more stable corporate and financial structure that will create the most value for our shareholders by allowing Prison Realty to retain earnings and use capital for growth opportunities and by eliminating potential conflicts of interest which have harmed our credibility in the capital markets," said Beasley.

         Under the terms of the Waiver and Amendment, the Company is required to file preliminary proxy materials with the SEC on or before July 1, 2000 and mail final proxy materials to the Company's shareholders on or before August 1, 2000, seeking approval of the Company's operation as a C corporation beginning with its 2000 taxable year and of the merger of the Company with CCA. The approval of holders of 66 2/3% of the Company's outstanding common stock will be required to complete the restructuring. The approval of Baron and the holders of 80% of CCA's capital stock (including Baron) will be required to complete the merger of the companies.

        The Company's business is the development and ownership of correctional and detention facilities. Headquartered in Nashville, Tennessee, the Company leases jails and prisons to both private and governmental managers. The Company currently owns or is developing 50 correctional and detention facilities in 17 states, the District of Columbia and the United Kingdom.

        The companies doing business as "Corrections Corporation of America" provide detention and corrections services to governmental agencies. These companies are the industry leader in private sector corrections with approximately 69,000 beds in 77 facilities under contract or under development in the United States, Puerto Rico, Australia and the United Kingdom. Their full range of services includes design, construction, renovation and management of new or existing jails and prisons, as well as long-distance inmate transportation services.




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        This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those set forth in the forward-looking statements.

Institutional Investor Contact: Alex Singal (615) 263-3005
Retail Investor Contact: Kerry Reitz (615) 263-0200





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